Exhibit 10.12(2)

FIRST AMENDMENT TO THE

SAIA, INC.

2018 OMNIBUS INCENTIVE PLAN

WHEREAS, Saia, Inc. (the “Company”) previously adopted the Saia, Inc. 2018 Omnibus Incentive Plan (the “Plan”) to assist the Company in recruiting, retaining and rewarding certain employees, directors and consultants of the Company;

WHEREAS, Section 18 of the Plan affords the Board of Directors (the “Board”) of the Company the authority to amend the Plan; and

WHEREAS, the Board desires to amend the Plan, effective as of February 6, 2026.

NOW THEREFORE, effective as of February 6, 2026, the Plan is amended as follows:

1.
The definition of “Plan” appearing in Section 2 is deleted in its entirety and replaced as follows:

“Plan” means the Saia, Inc. 2018 Omnibus Incentive Plan, as amended, supplemented or otherwise modified from time to time.

2.
Section 2 is further amended by adding a definition of “Retirement” to read as follows:

“Retirement” shall have the meaning set forth in the applicable Award Agreement.

3.
Section 6(D) regarding Options is deleted in its entirety and replaced as follows:

“D. Minimum Vesting. Except as otherwise provided (i) under Sections 16 and 17 herein, (ii) for Substitute Awards, (iii) for sign-on Awards, (iv) in Award Agreements in the case of death, Total Disability or Retirement of a Participant and (v) for Options with respect to Stock for up to five percent (5%) of the Reserve, each Option shall be subject to a vesting period of not less than one (1) year; however, notwithstanding such one (1) year vesting requirement, the Committee in its sole discretion may provide in an Award Agreement for the acceleration of vesting under certain circumstances, which need not be uniform for all Participants.”

4.
The first paragraph of Section 8 regarding Restricted Stock Awards is deleted in its entirety and replaced as follows:

“Section 8. Restricted Stock Awards.

The Committee may, in its sole discretion, grant Restricted Stock Awards that are subject to such limitations and restrictions as the Committee shall determine, including, but not limited to: the right to receive one or more shares of Stock upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, or restrictions on transfer or on the ability of the Participant to make elections with respect to the taxation of the Award without the consent of the Committee. Except as otherwise provided (i) under Sections 16 and 17 herein, (ii) in Award Agreements in the case of death, Total Disability or Retirement of a Participant, and (iii) for grants of Restricted Stock for up to five percent (5%) of the Reserve, each

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grant of a Restricted Stock Award shall be subject to a vesting period of not less than one (1) year from the date of grant of the Restricted Stock Award; however, notwithstanding such one (1) year vesting requirement, the Committee in its sole discretion may provide in an Award Agreement for the lapse of limitations or restrictions under certain circumstances, which need not be uniform for all Participants. Further, each grant of a Restricted Stock Award shall be subject to a vesting period not to exceed ten (10) years from the date of grant of the Restricted Stock Award.”

5.
Section 9 regarding Restricted Stock Units is deleted in its entirety and replaced as follows:

“Section 9. Restricted Stock Unit Awards.

The Committee may, in its sole discretion, grant Restricted Stock Unit Awards that are subject to such terms, conditions, limitations and restrictions as the Committee shall determine, including, but not limited to the specified period of service, the occurrence of an event or the performance objectives required to earn the Restricted Stock Units awarded. Restricted Stock Unit Awards shall be settled in shares of Stock, cash, or a combination of both, in accordance with the terms of the applicable Award Agreement. Except as otherwise provided (i) under Sections 16 and 17 herein, (ii) in Award Agreements in the case of death, Total Disability or Retirement of a Participant, and (iii) for grants of Restricted Stock Unit Awards for up to five percent (5%) of the Reserve, each grant of a Restricted Stock Unit Award shall be subject to a vesting period of not less than one (1) year; however, notwithstanding such one (1) year vesting requirement, the Committee in its sole discretion may provide in an Award Agreement for the lapse of limitations or restrictions under certain circumstances, which need not be uniform for all Participants. A Participant shall have no rights as a stockholder in respect of any Restricted Stock Units during the period in which the Restricted Stock Unit Award is subject to limitations or restrictions unless specifically provided in the applicable Award Agreement.

6.
The last paragraph of Section 10 regarding Performance Stock Unit Awards is deleted in its entirety and replaced as follows:

Performance Unit Awards shall be payable in shares of Stock in accordance with the terms of the applicable Award Agreement after the Committee has determined whether or to what extent, if any, the performance goals for the applicable Performance Period have been met, but in no event later than 2½ months after the end of such Performance Period, provided that the Participant is employed by the Company, a Parent, a Subsidiary or an Employer on the last day of such Performance Period; (i) provided if a Participant’s employment is terminated due to death, Total Disability or, to the extent provided in an applicable Award Agreement, Retirement, such Participant shall be entitled to a pro rata portion of the Performance Unit Award to which such Participant would otherwise be entitled if the applicable performance goals are met for such Performance Period, payable in accordance with the foregoing, and (ii) further provided, if a Participant’s employment is involuntarily terminated without Cause or the Participant terminates employment due to Retirement (and clause (i) above is not applicable) after completing at least 50% of the Performance Period for a Performance Unit Award, such Participant shall be entitled to a pro rata portion of the Performance Unit Award to which such Participant would otherwise be entitled if the applicable performance goals are met for such Performance Period, payable in accordance with the foregoing. A Participant to whom a Performance Unit Award has been granted shall have none of the rights of a stockholder with respect to the shares of Stock subject to such Performance Unit Award until such time, if any, as such shares shall be issued to him or her.

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Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment. Each term that is defined in the Plan and not herein defined has the meaning ascribed thereto by the Plan. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this amendment to be executed on this 6th day of February, 2026.

SAIA, INC.

By: _________________________

Title: _______________________

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